Exhibit 99.1

FIRSTENERGY SOLUTIONS CORP.

FIRST QUARTER 2007 FINANCIAL STATEMENTS

FirstEnergy Solutions Corp. (FES) is a wholly owned subsidiary of FirstEnergy Corp. FES provides energy-related products and services primarily in Ohio, Pennsylvania, Michigan and Maryland, and through its subsidiaries, FirstEnergy Generation Corp. and FirstEnergy Nuclear Generation Corp., owns and operates FirstEnergy’s non-nuclear generation facilities and owns FirstEnergy’s nuclear generation facilities, respectively. FirstEnergy Nuclear Operating Company continues to operate and maintain the nuclear generating facilities.

Contents	Page
Glossary of Terms	i-ii
Management's Discussion and Analysis of Financial Condition and Results of Operations	1-12
Consolidated Statements of Income	13
Consolidated Balance Sheets	14
Consolidated Statements of Cash Flows	15
Notes to Consolidated Financial Statements	16-23

GLOSSARY OF TERMS

The following abbreviations and acronyms are used in this report to identify FirstEnergy Corp. and its current and former subsidiaries:

ATSI	American Transmission Systems, Inc., owns and operates transmission facilities
CEI	The Cleveland Electric Illuminating Company, an Ohio electric utility operating subsidiary
FENOC	FirstEnergy Nuclear Operating Company, operates nuclear generating facilities
FES	FirstEnergy Solutions Corp., provides energy-related products and services
FESC	FirstEnergy Service Company, provides legal, financial, and other corporate support services
FGCO	FirstEnergy Generation Corp., owns and operates non-nuclear generating facilities
FirstEnergy	FirstEnergy Corp., a public utility holding company
JCP&L	Jersey Central Power & Light Company, a New Jersey electric utility operating subsidiary
Met-Ed	Metropolitan Edison Company, a Pennsylvania electric utility operating subsidiary
NGC	FirstEnergy Nuclear Generation Corp., owns nuclear generating facilities
OE	Ohio Edison Company, an Ohio electric utility operating subsidiary
Ohio Companies	CEI, OE and TE
Penelec	Pennsylvania Electric Company, a Pennsylvania electric utility operating subsidiary
Penn	Pennsylvania Power Company, a Pennsylvania electric utility operating subsidiary of OE
TE	The Toledo Edison Company, an Ohio electric utility operating subsidiary

The following abbreviations and acronyms are used to identify frequently used terms in this report:

APB	Accounting Principles Board
APB 12	APB Opinion No. 12, “Omnibus Opinion – 1967”
AOCI	Accumulated Other Comprehensive Income
ARO	Asset Retirement Obligation
B&W	Babcock & Wilcox Company
CAIR	Clean Air Interstate Rule
CAL	Confirmatory Action Letter
CAMR	Clean Air Mercury Rule
CO2	Carbon Dioxide
DOJ	United States Department of Justice
EITF	Emerging Issues Task Force
EITF 06-10	EITF Issue No. 06-10, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Split-Dollar Life Insurance Arrangements"
EPA	Environmental Protection Agency
EPACT	Energy Policy Act of 2005
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	FASB Interpretation
FIN 47	FIN 47, "Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143"
FIN 48	FIN 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109”
GAAP	Accounting Principles Generally Accepted in the United States
GAT	Intra-system transfer of non-nuclear generation and nuclear generation assets
GHG	Greenhouse Gases
IRS	United States Internal Revenue Service
KWH	Kilowatt-hours
MISO	Midwest Independent System Transmission Operator, Inc.
Moody’s	Moody’s Investors Service
MW	Megawatts
NAAQS	National Ambient Air Quality Standards
NOV	Notices of Violation
NOX	Nitrogen Oxide
NRC	Nuclear Regulatory Commission
NUG	Non-Utility Generation
OCI	Other Comprehensive Income
OVEC	Ohio Valley Electric Corporation

i

GLOSSARY OF TERMS Cont’d.

PJM	PJM Interconnection L.L.C.
PLR	Provider of Last Resort
PPUC	Pennsylvania Public Utility Commission
PSA	Power Supply Agreement
PUCO	Public Utilities Commission of Ohio
PUHCA	Public Utility Holding Company Act of 1935
RFP	Request for Proposal
S&P	Standard & Poor’s Ratings Service
SCR	Selective Catalytic Reduction
SEC	U.S. Securities and Exchange Commission
SFAS	Statement of Financial Accounting Standards
SFAS 106	SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”
SFAS 107	SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”
SFAS 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”
SFAS 143	SFAS No. 143, “Accounting for Asset Retirement Obligations”
SFAS 157	SFAS No. 157, “Fair Value Measurements”
SFAS 159	SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”
SIP	State Implementation Plan(s) Under the Clean Air Act
SO2	Sulfur Dioxide

ii

FIRSTENERGY SOLUTIONS CORP.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements: This discussion includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the EPACT (including, but not limited to, the repeal of the PUHCA), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in FirstEnergy’s SEC filings, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins, the ability to access the public securities and other capital markets and the cost of such capital, the successful structuring and completion of a potential sale and leaseback transaction for Bruce Mansfield Unit 1 currently under consideration by management, the risks and other factors discussed from time to time in FirstEnergy’s SEC filings, and other similar factors. Also, a security rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time and each such rating should be evaluated independently of any other rating. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

FES was organized under the laws of the State of Ohio in 1997 as a wholly owned subsidiary of FirstEnergy. FES provides energy-related products and services to wholesale and retail customers in the MISO and PJM markets. FES also owns and operates, through its subsidiary, FGCO, FirstEnergy’s fossil and hydroelectric generating facilities and owns, through its subsidiary, NGC, FirstEnergy’s nuclear generating facilities. FENOC, a separate subsidiary of FirstEnergy, operates and maintains NGC’s nuclear generating facilities. In addition to the generation output of the facilities owned by FGCO and NGC, FES purchases the output relating to leasehold interests of OE, CEI and TE in certain of those facilities that are subject to sale and leaseback arrangements with non-affiliates, pursuant to full-output, cost-of-service power sale agreements. FGCO is also a sponsoring company and is entitled to a portion of the output from the plants owned by OVEC.

Revenues are primarily from the sale of electricity (provided from FES’ generating facilities and through purchased power arrangements) to affiliated utility companies to meet all or a portion of their PLR requirements. These affiliated power sales include a full-requirements PSA with OE, CEI and TE to supply each of their PLR obligations through 2008, at prices that take into consideration their respective PUCO authorized billing rates. FES also has a partial requirements wholesale power sales agreement with its affiliates, Met-Ed and Penelec, to supply a portion of each of their respective PLR obligations at fixed prices through 2010. FES also supplies the majority of the PLR requirements of Penn at market-based rates as a result of competitive solicitation conducted by Penn. FES' existing contractual obligations to Penn expire on May 31, 2008, but could continue if FES successfully bids in future competitive solicitations. FES’ revenues also include competitive retail and wholesale sales to non-affiliated customers in Ohio, Pennsylvania, Maryland and Michigan.

Results of Operations

Net income in the first quarter of 2007 increased to $103 million from $37 million in the first quarter of 2006. This increase was primarily due to higher revenues, lower fuel and other operating expenses, partially offset by higher purchased power costs.

Revenues

Revenues increased by $62 million or 6.5% in the first quarter of 2007 from the same period in 2006 due to increases in non-affiliated retail generation sales and affiliated wholesale sales.  Retail generation sales increased as a result of higher unit prices and greater KWH sales.  Higher unit prices primarily reflect higher generation rates in the new markets where FES is an alternative supplier. Increased KWH sales to FES’ commercial and industrial customers were partially offset by a decrease in residential customers as a result of those customers returning to the Ohio utility affiliates for their generation requirements. Affiliated wholesale sales were higher due to increased PSA sales to the Ohio Companies and increased sales to Met-Ed and Penelec.

The higher retail revenues resulted from increased sales in both the MISO and PJM markets. Non-affiliated wholesale sales revenues decreased as a result of lower unit prices and a 35.9% decrease in KWH sales. Lower non-affiliated wholesale revenues reflected the effect of less generation available for the non-affiliated wholesale market due to increased affiliated company power sales requirements under the Ohio Companies’ full-requirements PSA and the partial-requirements power sales agreement with Met-Ed and Penelec.

The increased affiliated company generation revenues were due to higher unit prices and increased KWH sales. The increase in KWH sales to the Ohio Companies was due to their higher retail generation sales requirements.  The higher unit prices resulted from the provision of their full-requirements PSA with FES under which the affiliated power sales unit prices reflected the increases in the Ohio Companies’ retail generation sales unit prices. The higher KWH sales to the Pennsylvania affiliates were due to increased Met-Ed and Penelec generation sales requirements. These increases were partially offset by lower KWH sales to Penn as a result of the implementation of its competitive solicitation process in the first quarter of 2007. The lower affiliated company revenues to Penn was partially offset by the impact of the addition of industrial and commercial shopping customers in Penn’s area reflected in the higher retail revenues discussed above. As a result of this process, Penn now purchases approximately 40% of its supply from non-affiliates.

Transmission revenues increased $3 million in the first quarter of 2007 compared to the same period of 2006 due to greater ancillary service revenues.

Changes in revenues in the first quarter of 2007 from the same period of 2006 are summarized in the following table:

	Three Months Ended March 31,		Increase
Revenues by Type of Service	2007	2006	(Decrease)
	(In millions)
Non-affiliated generation sales:
Retail	$173	$131	$42
Wholesale	103	173	(70)
Total non-affiliated sales	276	304	(28)
Affiliated power sales	714	611	103
Transmission	23	20	3
Other	5	21	(16)
Total revenues	$1,018	$956	$62

The following table summarizes the price and volume factors contributing to the changes in revenue from non-affiliated and affiliated sales:

Source of Change in Non-Affiliated Generation Sales	Increase (Decrease)
(In millions)
Retail:
Effect of 17.9% increase in volume	$23
Change in prices	19
42
Wholesale:
Effect of 35.9% decrease in volume	(62)
Change in prices	(8)
(70)
Net decrease in non-affiliated generation sales	$(28)

Source of Change in Affiliated Power Sales	Increase
(In millions)
Ohio Companies:
Effect of 4.9% increase in volume	$22
Change in prices	55
77
Pennsylvania Companies:
Effect of 10.0% increase in volume	16
Change in prices	10
26
Total increase in affiliated generation sales	$103

Expenses

Total expenses decreased by $37 million in the first quarter of 2007 compared to the first quarter of 2006 due to lower fuel and other operating costs which were partially offset by increased purchased power costs and higher depreciation expense.

The following table summarizes the factors contributing to the changes in fuel and purchased power costs:

Source of Change in Fuel and Purchased Power	Increase (Decrease)
(In millions)
Nuclear Fuel:
Change due to increased unit costs	$1
Change due to volume consumed	6
7
Fossil Fuel:
Change due to increased unit costs	15
Change due to volume consumed	(42)
(27)
Purchased Power:
Change due to decreased unit costs	1
Change due to volume purchased	20
21
Net Increase in Fuel and Purchased Power Costs	$1

Fossil fuel costs decreased $27 million as a result of decreased generation output due to the planned maintenance outages at Sammis Units 6 and 7 and Eastlake Unit 5 and the forced outages at Bruce Mansfield Units 1 and 2, partially offset by the effect of higher coal prices. The decreased fossil fuel costs were partially offset by higher nuclear fuel costs of $7 million due to increased nuclear generation in the first quarter of 2007 as compared to the same period of 2006. Purchased power costs increased as a result of increased KWH purchases, partially offset by lower unit prices. KWH purchases in the first quarter of 2007 increased by 8.4% compared to the same period of 2006 reflecting the effect of the outages at the Sammis, Eastlake and Mansfield plants.

The decrease of $45 million in other operating expenses in the first quarter of 2007 compared to the same period last year was primarily driven by lower nuclear operating costs due to the absence of refueling outage costs in the first quarter of 2007. This decrease was partially offset by higher fossil generating costs and transmission expenses.  The higher fossil costs resulted from the outages at the Sammis and Eastlake plants.  Transmission expenses increased due to higher PJM congestion and ancillary charges related to the increase in affiliated generation sales discussed above and higher MISO transmission expenses.

Depreciation expense increased by $5 million primarily due to fossil and nuclear property additions since the first quarter of 2006.

General taxes increased by $2 million in the first quarter of 2007 compared to the same period of 2006 due to higher property taxes.

Other Expense

Total other expense decreased by $9 million in the first quarter of 2007 compared to the same period of 2006 due to lower interest expense and higher miscellaneous income.  Lower interest expense was due to the repayment of higher-cost notes to associated companies, partially offset by assuming additional pollution control debt subsequent to April 1, 2006 having lower interest rates.  Other miscellaneous income increased as a result of the absence of mark-to-market losses that were recorded in the first quarter of 2006.

Capital Resources and Liquidity

FES’ cash requirements in 2007 for operating expenses, construction expenditures and debt redemptions are expected to be met with a combination of cash from operations, an equity contribution from FirstEnergy and funds from the capital markets. FES’ $700 million equity contribution from FirstEnergy in February 2007 is further discussed under Cash Flows From Financing Activities below. Borrowing capacity under the unregulated money pool and bank credit facilities are expected to be available to manage working capital requirements. In subsequent years, FES expects to use a combination of cash from operations and funds from the capital markets.

Changes in Cash Position

As of March 31, 2007, FES’ cash and cash equivalents of $2,000 remained unchanged from December 31, 2006.

Cash Flows From Operating Activities

Net cash provided from operating activities in the first quarter of 2007 and 2006 is summarized as follows:

	Three Months Ended March 31,
Operating Cash Flows	2007	2006
	(In millions)
Net income	$103	$37
Non-cash charges	91	110
Pension trust contribution	(64)	-
Working capital and other	159	(93)
Net cash provided from operating activities	$289	$54

Net cash provided from operating activities increased by $235 million in the first quarter of 2007 compared to the same period of 2006 primarily due to a $66 million increase in net income (see Results of Operations) and $252 million from changes in working capital and other, partially offset by a $19 million decrease in non-cash charges and a $64 million pension trust contribution in the first quarter of 2007.  The increase from working capital and other was principally due to changes in accounts payable of $259 million.

Cash Flows From Financing Activities

Cash provided from financing activities was $152 million and $91 million in the first quarters of 2007 and 2006, respectively. The comparative change was primarily due to increased short-term borrowings in the first quarter of 2007, partially offset by the use of proceeds from the equity contribution and short-term borrowings to pay-down intercompany GAT-related promissory notes, summarized as follows:

	Three Months Ended March 31,
Securities Issued or Redeemed	2007	2006
	(In millions)
New Financing:
Equity contribution from parent	$700	$-
Redemptions:
Long-term associated company notes payable	$(745)	$(1)

Short-term borrowings, net	$198	$91

FES had approximately $1.2 billion of short-term indebtedness as of March 31, 2007 compared to approximately $1.0 billion as of December 31, 2006.

On August 24, 2006, FirstEnergy and certain of its subsidiaries entered into a $2.75 billion five-year revolving credit facility, which replaced FirstEnergy’s prior $2 billion credit facility. FirstEnergy may request an increase in the total commitments available under this facility up to a maximum of $3.25 billion. Commitments under the facility are available until August 24, 2011, unless the lenders agree, at the request of the borrowers, to two additional one-year extensions. Generally, borrowings under the facility must be repaid within 364 days. Available amounts for each borrower are subject to a specified sublimit, as well as applicable regulatory and other limitations.  FES is currently able to borrow $250 million under the facility.

The revolving credit facility contains financial covenants requiring each borrower to maintain a consolidated debt to total capitalization ratio of no more than 65%, measured at the end of each fiscal quarter. As of March 31, 2007, FES’ debt to total capitalization ratio as defined under the revolving credit facility was 57%.

The revolving credit facility does not contain provisions that either restrict the ability to borrow or accelerate repayment of outstanding advances as a result of any change in credit ratings. Pricing is defined in “pricing grids”, whereby the cost of funds borrowed under the facility is related to the credit ratings of the company borrowing the funds.

FES has the ability to borrow from FirstEnergy to meet its short-term working capital requirements. FESC administers a money pool and tracks surplus funds of FirstEnergy and its unregulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the pool and is based on the average cost of funds available through the pool. The average interest rate for borrowings in the first quarter of 2007 was approximately 5.61%.

On February 21, 2007, FirstEnergy made a $700 million equity investment in FES, all of which was subsequently contributed to FGCO and used to pay-down portions of the GAT-related promissory notes owed to the Ohio Companies and Penn.

On March 2, 2007, FES entered into a $250 million bridge loan facility with Morgan Stanley Senior Funding, Inc.  FirstEnergy provided a guaranty of FES' loan obligations until such time that FES’ senior unsecured debt was rated at least BBB- by S&P or Baa3 by Moody's and also concurrently entered into a substantially similar bridge loan facility for the same amount with the same lender. On March 26, 2007, S&P assigned FES a corporate credit rating of BBB. On March 27, 2007, Moody's assigned FES an issuer rating of Baa2. On May 22, 2007, each bridge loans’ initial maturity date of June 1, 2007 was extended to July 1, 2007.

Cash Flows From Investing Activities

Net cash used for investing activities in the first quarter of 2007 increased by $296 million compared to the same period of 2006. The increase was principally due to a $426 million increase in loans to associated companies, partially offset by a $115 million decrease in property additions, reflecting the replacement of the steam generators and reactor head at Beaver Valley Unit 1 in 2006.

During the remaining three quarters of 2007, capital requirements for property additions and capital leases are expected to be approximately $552 million. These cash requirements are expected to be satisfied from a combination of internal cash and short-term credit arrangements.

FES’ capital spending for the period 2007-2011 is expected to be about $2.8 billion (excluding nuclear fuel), of which $571 million applies to 2007. Investments for additional nuclear fuel during the 2007-2011 period are estimated to be approximately $1.2 billion, of which about $99 million applies to 2007. During the same period, FES’ nuclear fuel investments are expected to be reduced by approximately $810 million and $104 million, respectively, as the nuclear fuel is consumed.

Guarantees and Other Assurances

In anticipation of the S&P and Moody’s credit ratings discussed above, on March 26, 2007, FES entered into guaranties in favor of present and future holders of FGCO and NGC indebtedness. FGCO and NGC also entered into guaranties in favor of present and future holders of FES’ indebtedness. Accordingly, guaranteed parties will have claims against FES, FGCO and NGC, regardless of whether their primary obligor is either FES, FGCO or NGC.  In addition, as previously disclosed, provisions have been included in applicable FGCO and NGC 2005 and 2006 debt transaction documents that permit FES to replace FirstEnergy as guarantor effective as early as 91 days after FES attains senior unsecured debt ratings of at least BBB- by S&P and Baa3 by Moody’s.

Market Risk Information

FES uses various market risk sensitive instruments, including derivative contracts, primarily to manage the risk of price and interest rate fluctuations. FirstEnergy’s Risk Policy Committee, comprised of members of senior management, provides general oversight to risk management activities.

Commodity Price Risk

FES is exposed to financial and market risks resulting from the fluctuation of interest rates and commodity prices primarily due to fluctuations in electricity, energy transmission, natural gas, coal, nuclear fuel and emission allowance prices. To manage the volatility relating to these exposures, FES uses a variety of non-derivative and derivative instruments, including forward contracts, options, futures contracts and swaps. The derivatives are used principally for hedging purposes. Derivatives that fall within the scope of SFAS 133 must be recorded at their fair value and marked to market. The majority of FES’ derivative hedging contracts qualify for the normal purchase and normal sale exception under SFAS 133 and are therefore excluded from the table below. The change in the fair value of commodity derivative contracts related to energy production during the first quarter of 2007 is summarized in the following table:

Increase (Decrease) in the Fair Value of Derivative Contracts	Non-Hedge	Hedge	Total
	(In millions)
Change in the fair value of commodity derivative contracts:
Outstanding net liability as of January 1, 2007	$(3)	$(17)	$(20)
Additions/change in value of existing contracts	1	6	7
Settled contracts	-	12	12
Other	-	-	-
Outstanding net asset (liability) as of March 31, 2007	$(2)	$1	$(1)

Non-commodity net liabilities as of March 31, 2007:
Interest rate swaps	$-	$(26)	$(26)

Net liabilities – derivative contacts as of March 31, 2007	$(2)	$(25)	$(27)

Impact of changes in commodity derivative contracts(*)
Income Statement effects (Pre-Tax)	$1	$-	$1
Balance Sheet effects:
OCI (Pre-Tax)	$-	$18	$18

(*)	Represents the change in value of existing contracts, settled contracts and changes in techniques/ assumptions.

Derivatives are included on the Consolidated Balance Sheet as of March 31, 2007 as follows:

Balance Sheet Classification	Non-Hedge	Hedge	Total
	(In millions)
Current-
Other assets	$-	$35	$35
Other liabilities	(2)	(34)	(36)

Non-Current-
Other deferred charges	-	20	20
Other noncurrent liabilities	-	(46)	(46)
Net liabilities	$(2)	$(25)	$(27)

The valuation of derivative contracts is based on observable market information to the extent that such information is available. In cases where such information is not available, FES relies on model-based information. The model provides estimates of future regional prices for electricity and an estimate of related price volatility. FES uses these results to develop estimates of fair value for financial reporting purposes and for internal management decision making. FES used other external sources for the valuation of commodity derivative contracts as of March 31, 2007.

FES performs sensitivity analyses to estimate its exposure to the market risk of its commodity positions. A hypothetical 10% adverse shift (an increase or decrease depending on the derivative position) in quoted market prices in the near term on its derivative instruments would not have had a material effect on FES’ consolidated financial position (assets, liabilities and equity) or cash flows as of March 31, 2007. Based on derivative contracts held as of March 31, 2007, an adverse 10% change in commodity prices would decrease net income by approximately $2 million for the next 12 months.

Equity Price Risk

Included in nuclear decommissioning trusts are marketable equity securities carried at their current fair value of approximately $864 million as of March 31, 2007. A hypothetical 10% decrease in prices quoted by stock exchanges would result in an $86 million reduction in fair value as of March 31, 2007.

Credit Risk

Credit risk is the risk of an obligor’s failure to meet the terms of any investment contract, loan agreement or otherwise perform as agreed. Credit risk arises from all activities in which success depends on issuer, borrower or counterparty performance, whether reflected on or off the balance sheet. FES engages in transactions for the purchase and sale of commodities including gas, electricity, coal and emission allowances. These transactions are often with major energy companies within the industry.

FES maintains credit policies with respect to its counterparties to manage overall credit risk. This includes performing independent risk evaluations, actively monitoring portfolio trends and using collateral and contract provisions to mitigate exposure. As part of FES’ credit program, FES aggressively manages the quality of its portfolio of energy contracts, evidenced by a current weighted average risk rating for energy contract counterparties of BBB (S&P). As of March 31, 2007, the largest credit concentration with one non-affiliated party (currently rated investment grade) represented 10.6% of its total credit risk. As of March 31, 2007, 98.4% of FES’ credit exposure, net of collateral and reserves, was with non-affiliated, investment-grade counterparties.

Power Supply Agreements with Regulated Affiliates

Met-Ed and Penelec have been purchasing a portion of their PLR requirements from FES through a partial requirements wholesale power sales agreement and various amendments. Under these agreements, FES retained the supply obligation and the supply profit and loss risk for the portion of power supply requirements not self-supplied by Met-Ed and Penelec. The FES agreements have reduced Met-Ed's and Penelec's exposure to high wholesale power prices by providing power at a fixed price for their uncommitted PLR capacity and energy costs during the term of these agreements with FES.

On April 7, 2006, the parties entered into a tolling agreement that arose from FES’ notice to Met-Ed and Penelec that FES elected to exercise its right to terminate the partial requirements agreement effective midnight December 31, 2006. On November 29, 2006, Met-Ed, Penelec and FES agreed to suspend the April 7 tolling agreement pending resolution of the PPUC’s proceedings regarding the Met-Ed and Penelec comprehensive transition rate cases filed April 10, 2006. Separately, on September 26, 2006, Met-Ed and Penelec successfully conducted a competitive RFP for a portion of their PLR obligation for the period December 1, 2006 through December 31, 2008. FES was one of the successful bidders in that RFP process and on September 26, 2006 entered into a supplier master agreement to supply a certain portion of Met-Ed’s and Penelec’s PLR requirements at market prices that substantially exceed the fixed price in the partial requirements agreements.

Based on the outcome of the 2006 comprehensive transition rate filing, Met-Ed, Penelec and FES agreed to restate the partial requirements power sales agreement effective January 1, 2007. The restated agreement incorporates the same fixed price for residual capacity and energy supplied by FES as in the prior arrangements between the parties, and automatically extends for successive one year terms unless any party gives 60 days’ notice prior to the end of the year. The restated agreement allows Met-Ed and Penelec to sell the output of NUG generation to the market and requires FES to provide energy at fixed prices to replace any NUG energy thus sold to the extent needed for Met-Ed and Penelec to satisfy their PLR obligations. The parties have also separately terminated the tolling, suspension and supplier master agreements in connection with the restatement of the partial requirements agreement. Accordingly, the energy that would have been supplied under the supplier master agreement will now be provided under the restated partial requirements agreement.

As a result of Penn’s PLR competitive solicitation process approved by the PPUC for the period January 1, 2007 through May 31, 2008, FES was selected as the winning bidder for a number of the tranches for individual customer classes. The balance of the tranches is supplied by unaffiliated power suppliers. On October 2, 2006, FES filed an application with the FERC under Section 205 of the Federal Power Act for authorization to make these affiliate sales to Penn. This filing was accepted by the FERC on November 15, 2006, and no request for rehearing was filed.

Environmental Matters

FES accrues environmental liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. Unasserted claims are reflected in FES’ determination of environmental liabilities and are accrued in the period that they become both probable and reasonably estimable.

Clean Air Act Compliance

FES is required to meet federally-approved SO2 emissions regulations. Violations of such regulations can result in shutdown of the generating unit involved and/or civil or criminal penalties of up to $32,500 for each day the unit is in violation. The EPA has an interim enforcement policy for SO2 regulations in Ohio that allows for compliance based on a 30-day averaging period. FES believes it is currently in compliance with this policy, but cannot predict what action the EPA may take in the future with respect to the interim enforcement policy.

The EPA Region 5 issued a Finding of Violation and NOV to the Bay Shore Power Plant dated June 15, 2006 alleging violations to various sections of the Clean Air Act. FES has disputed those alleged violations based on its Clean Air Act permit, the Ohio SIP and other information provided at an August 2006 meeting with the EPA. The EPA has several enforcement options (administrative compliance order, administrative penalty order, and/or judicial, civil or criminal action) and has indicated that such option may depend on the time needed to achieve and demonstrate compliance with the rules alleged to have been violated. TE, an affiliated company, owned the Bay Shore Power Plant at the time of the alleged violation.  FES owns and operates the plant.

FES complies with SO2 reduction requirements under the Clean Air Act Amendments of 1990 by burning lower-sulfur fuel, generating more electricity from lower-emitting plants, and/or using emission allowances. NOX reductions required by the 1990 Amendments are being achieved through combustion controls and the generation of more electricity at lower-emitting plants. In September 1998, the EPA finalized regulations requiring additional NOX reductions at FES' facilities. The EPA's NOX Transport Rule imposes uniform reductions of NOX emissions (an approximate 85% reduction in utility plant NOX emissions from projected 2007 emissions) across a region of nineteen states (including Michigan, New Jersey, Ohio and Pennsylvania) and the District of Columbia based on a conclusion that such NOX emissions are contributing significantly to ozone levels in the eastern United States. FES believes its facilities are also complying with the NOX budgets established under SIPs through combustion controls and post-combustion controls, including Selective Catalytic Reduction and Selective Non-Catalytic Reduction systems, and/or using emission allowances.

On May 22, 2007, FirstEnergy and FGCO received a notice letter, required 60 days prior to the filing of a citizen suit under the federal Clean Air Act, alleging violations of air pollution laws at the Mansfield Plant, including opacity limitations. Prior to the receipt of this notice, the Mansfield Plant was subject to a Consent Order and Agreement with the Pennsylvania Department of Environmental Protection concerning opacity emissions under which efforts to achieve compliance with the applicable laws will continue.

National Ambient Air Quality Standards

In July 1997, the EPA promulgated changes in the NAAQS for ozone and fine particulate matter. In March 2005, the EPA finalized the CAIR covering a total of 28 states (including Michigan, New Jersey, Ohio and Pennsylvania) and the District of Columbia based on proposed findings that air emissions from 28 eastern states and the District of Columbia significantly contribute to non-attainment of the NAAQS for fine particles and/or the "8-hour" ozone NAAQS in other states. CAIR provided each affected state until 2006 to develop implementing regulations to achieve additional reductions of NOX and SO2 emissions in two phases (Phase I in 2009 for NOX, 2010 for SO2 and Phase II in 2015 for both NOX and SO2). FES’ Michigan, Ohio and Pennsylvania fossil-fired generation facilities will be subject to caps on SO2 and NOX emissions. According to the EPA, SO2 emissions will be reduced by 45% (from 2003 levels) by 2010 across the states covered by the rule, with reductions reaching 73% (from 2003 levels) by 2015, capping SO2 emissions in affected states to just 2.5 million tons annually. NOX emissions will be reduced by 53% (from 2003 levels) by 2009 across the states covered by the rule, with reductions reaching 61% (from 2003 levels) by 2015, achieving a regional NOX cap of 1.3 million tons annually. The future cost of compliance with these regulations may be substantial and will depend on how they are ultimately implemented by the states in which FES operates affected facilities.

Mercury Emissions

In December 2000, the EPA announced it would proceed with the development of regulations regarding hazardous air pollutants from electric power plants, identifying mercury as the hazardous air pollutant of greatest concern. In March 2005, the EPA finalized the CAMR, which provides a cap-and-trade program to reduce mercury emissions from coal-fired power plants in two phases. Initially, mercury emissions will be capped nationally at 38 tons by 2010 (as a "co-benefit" from implementation of SO2 and NOX emission caps under the EPA's CAIR program). Phase II of the mercury cap-and-trade program will cap nationwide mercury emissions from coal-fired power plants at 15 tons per year by 2018. However, the final rules give states substantial discretion in developing rules to implement these programs. In addition, both the CAIR and the CAMR have been challenged in the United States Court of Appeals for the District of Columbia. FES’ future cost of compliance with these regulations may be substantial and will depend on how they are ultimately implemented by the states in which FES operates affected facilities.

The model rules for both CAIR and CAMR contemplate an input-based methodology to allocate allowances to affected facilities. Under this approach, allowances would be allocated based on the amount of fuel consumed by the affected sources. FES would prefer an output-based generation-neutral methodology in which allowances are allocated based on megawatts of power produced, allowing new and non-emitting generating facilities (including renewables and nuclear) to be entitled to their proportionate share of the allowances. Consequently, FES will be disadvantaged if these model rules were implemented as proposed because FES’ substantial reliance on non-emitting (largely nuclear) generation is not recognized under the input-based allocation.

Pennsylvania has submitted a new mercury rule for EPA approval that does not provide a cap and trade approach as in the CAMR, but rather follows a command and control approach imposing emission limits on individual sources. Pennsylvania’s mercury regulation would deprive FES of mercury emission allowances that were to be allocated to the Mansfield Plant under the CAMR and that would otherwise be available for achieving FES system-wide compliance. It is anticipated that compliance with these regulations, if approved by the EPA and implemented, would not require the addition of mercury controls at Mansfield, FES’ only Pennsylvania power plant, until 2015, if at all.

W. H. Sammis Plant

In 1999 and 2000, the EPA issued NOV or compliance orders to nine utilities alleging violations of the Clean Air Act based on operation and maintenance of 44 power plants, including the W. H. Sammis Plant, which was owned at that time by OE and Penn, and is now owned by FGCO. In addition, the DOJ filed eight civil complaints against various investor-owned utilities, including a complaint against OE and Penn in the U.S. District Court for the Southern District of Ohio. These cases are referred to as the New Source Review cases.

On March 18, 2005, OE and Penn announced that they had reached a settlement with the EPA, the DOJ and three states (Connecticut, New Jersey, and New York) that resolved all issues related to the New Source Review litigation. This settlement agreement, which is in the form of a consent decree, was approved by the Court on July 11, 2005, and requires reductions of NOX and SO2 emissions at the W. H. Sammis Plant and other FES coal-fired plants through the installation of pollution control devices and provides for stipulated penalties for failure to install and operate such pollution controls in accordance with that agreement. Consequently, if FirstEnergy fails to install such pollution control devices, for any reason, including, but not limited to, the failure of any third-party contractor to timely meet its delivery obligations for such devices, FGCO and its affiliates, OE and Penn, could be exposed to penalties under the Sammis NSR Litigation consent decree. Capital expenditures necessary to complete requirements of the Sammis NSR Litigation are currently estimated to be $1.5 billion ($400 million of which is expected to be spent in 2007, with the largest portion of the remaining $1.1 billion expected to be spent in 2008 and 2009).

The Sammis NSR Litigation consent decree also requires FGCO and its affiliates, OE and Penn, to spend up to $25 million toward environmentally beneficial projects, $14 million of which is satisfied by entering into 93 MW (or 23 MW if federal tax credits are not applicable) of wind energy purchased power agreements with a 20-year term. An initial 16 MW of the 93 MW consent decree obligation was satisfied during 2006.

On August 26, 2005, FGCO entered into an agreement with Bechtel Power Corporation under which Bechtel will engineer, procure, and construct air quality control systems for the reduction of SO2 emissions. FGCO also entered into an agreement with B&W on August 25, 2006 to supply flue gas desulfurization systems for the reduction of SO2 emissions. SCR systems for the reduction of NOx emissions also are being installed at the W.H. Sammis Plant under a 1999 agreement with B&W.

Climate Change

In December 1997, delegates to the United Nations' climate summit in Japan adopted an agreement, the Kyoto Protocol, to address global warming by reducing the amount of man-made GHG emitted by developed countries by 5.2% from 1990 levels between 2008 and 2012. The United States signed the Kyoto Protocol in 1998 but it failed to receive the two-thirds vote required for ratification by the United States Senate. However, the Bush administration has committed the United States to a voluntary climate change strategy to reduce domestic GHG intensity – the ratio of emissions to economic output – by 18% through 2012. At the international level, efforts have begun to develop climate change agreements for post-2012 GHG reductions. The EPACT established a Committee on Climate Change Technology to coordinate federal climate change activities and promote the development and deployment of GHG reducing technologies.

At the federal level, members of Congress have introduced several bills seeking to reduce emissions of GHG in the United States.  State activities, primarily the northeastern states participating in the Regional Greenhouse Gas Initiative and western states led by California, have coordinated efforts to develop regional strategies to control emissions of certain GHGs.

On April 2, 2007, the United States Supreme Court found that the EPA has the authority to regulate CO2 emissions from automobiles as “air pollutants” under the Clean Air Act. Although this decision did not address CO2 emissions from electric generating plants, the EPA has similar authority under the Clean Air Act to regulate “air pollutants” from those and other facilities.

FES cannot currently estimate the financial impact of climate change policies, although potential legislative or regulatory programs restricting CO2 emissions could require significant capital and other expenditures. The CO2 emissions per KWH of electricity generated by FES is lower than many regional competitors due to its diversified generation sources, which include low or non-CO2 emitting gas-fired and nuclear generators.

Clean Water Act

Various water quality regulations, the majority of which are the result of the federal Clean Water Act and its amendments, apply to FES' plants. In addition, Ohio, New Jersey and Pennsylvania have water quality standards applicable to FES’ operations. As provided in the Clean Water Act, authority to grant federal National Pollutant Discharge Elimination System water discharge permits can be assumed by a state. Ohio, New Jersey and Pennsylvania have assumed such authority.

On September 7, 2004, the EPA established new performance standards under Section 316(b) of the Clean Water Act for reducing impacts on fish and shellfish from cooling water intake structures at certain existing large electric generating plants. The regulations call for reductions in impingement mortality, when aquatic organisms are pinned against screens or other parts of a cooling water intake system, and entrainment, which occurs when aquatic life is drawn into a facility's cooling water system. On January 26, 2007, the federal Court of Appeals for the Second Circuit remanded portions of the rulemaking dealing with impingement mortality and entrainment back to EPA for further rulemaking and eliminated the restoration option from EPA’s regulations.  FES is conducting comprehensive demonstration studies, due in 2008, to determine the operational measures or equipment, if any, necessary for compliance by its facilities with the performance standards. FES is unable to predict the outcome of such studies or changes in these requirements from the remand to EPA. Depending on the outcome of such studies and EPA’s further rulemaking, the future cost of compliance with these standards may require material capital expenditures.

Regulation of Hazardous Waste

As a result of the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act of 1976, federal and state hazardous waste regulations have been promulgated. Certain fossil fuel combustion waste products, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA's evaluation of the need for future regulation. The EPA subsequently determined that regulation of coal ash as a hazardous waste is unnecessary. In April 2000, the EPA announced that it will develop national standards regulating disposal of coal ash under its authority to regulate nonhazardous waste.

Under NRC regulations, FES and its affiliates, OE and TE, must ensure that adequate funds will be available to decommission their nuclear facilities in proportion to their respective ownership or leased interest in the nuclear units. As of March 31, 2007, NGC had approximately $1.3 billion invested in external trusts to be used for the decommissioning and environmental remediation of Davis-Besse, Beaver Valley and Perry. As part of the application to the NRC to transfer the ownership of these nuclear facilities to NGC, FirstEnergy agreed to contribute another $80 million to these trusts by 2010; $63 million of which has been recognized as a note receivable from Penn on FES’ Consolidated Balance Sheet. Consistent with NRC guidance, utilizing a “real” rate of return on these funds of approximately 2% over inflation, these trusts are expected to exceed the minimum decommissioning funding requirements set by the NRC. Conservatively, these estimates do not include any rate of return that the trusts may earn over the 20-year plant useful life extensions that FirstEnergy plans to seek for these facilities.

Other Legal Proceedings

Nuclear Plant Matters

On August 12, 2004, the NRC notified FENOC that it would increase its regulatory oversight of the Perry Nuclear Power Plant as a result of problems with safety system equipment over the preceding two years and the licensee's failure to take prompt and corrective action. On April 4, 2005, the NRC held a public meeting to discuss FENOC’s performance at the Perry Nuclear Power Plant as identified in the NRC's annual assessment letter to FENOC. Similar public meetings are held with all nuclear power plant licensees following issuance by the NRC of their annual assessments. According to the NRC, overall the Perry Nuclear Power Plant operated "in a manner that preserved public health and safety" even though it remained under heightened NRC oversight. During the public meeting and in the annual assessment, the NRC indicated that additional inspections will continue and that the plant must improve performance to be removed from the Multiple/Repetitive Degraded Cornerstone Column of the Action Matrix.

On September 28, 2005, the NRC sent a CAL to FENOC describing commitments that FENOC had made to improve the performance at the Perry Nuclear Power Plant and stated that the CAL would remain open until substantial improvement was demonstrated. The CAL was anticipated as part of the NRC's Reactor Oversight Process. By two letters dated March 2, 2007, the NRC closed the Confirmatory Action Letter commitments for Perry, the two outstanding white findings, and crosscutting issues.  Moreover, the NRC removed Perry from the Multiple Degraded Cornerstone Column of the NRC Action Matrix and placed the plant in the Licensee Response Column (routine agency oversight).

On April 30, 2007, the Union of Concerned Scientists (UCS) filed a petition with the NRC under Section 2.206 of the NRC’s regulations based on an expert witness report that FENOC developed for an unrelated insurance arbitration.  In December 2006, the expert witnesses for FENOC prepared a report that analyzed the crack growth rates in control rod drive mechanism penetrations and wastage of the former reactor pressure vessel head at Davis-Besse. Citing the findings in the expert witnesses' report, the Section 2.206 petition requested that: (1) Davis-Besse be immediately shut down; (2) that the NRC conduct an independent review of the consultant's report and that all pressurized water reactors be shut down until remedial actions can be implemented; and (3) that Davis-Besse’s operating license be revoked.

In a letter dated May 4, 2007, the NRC stated that "the current inspection requirements are sufficient to detect degradation of a reactor pressure vessel head penetration nozzles prior to the development of significant head wastage even if the assumptions and conclusions in the [expert witness] report relating to the wastage of the head at Davis-Besse were applied to all pressurized water reactors."  The NRC also indicated that while they are developing a more complete response to the UCS' petition, “the staff informed UCS that, as an initial matter, it has determined that no immediate action with respect to Davis-Besse or other nuclear plant is warranted.” On May 14, 2007, the Office of Enforcement of the NRC issued a Demand for Information to FENOC following FENOC’s reply to an April 2, 2007 NRC request for information about the expert witnesses’ report.  The NRC indicated that this information is needed for the NRC “to determine whether an Order or other action should be taken pursuant to 10 CFR 2.202, to provide reasonable assurance that FENOC will continue to operate its licensed facilities in accordance with the terms of its licenses and the Commission’s regulations.”  FENOC was directed to submit the information to the NRC within 30 days.  FENOC intends to comply with this Demand for Information. FirstEnergy can provide no assurances as to the ultimate resolution of this matter.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to FES’ normal business operations pending against FES and its subsidiaries, the most significant of which are described above.

If it were ultimately determined that FES or its subsidiaries have legal liability or are otherwise made subject to liability based on the above matters, it could have a material adverse effect on FES’ or its subsidiaries' financial condition, results of operations and cash flows.

New Accounting Standards and Interpretations

SFAS 159 – “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS 159, which provides companies with an option to report selected financial assets and liabilities at fair value. The Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. The Standard also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. This guidance does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS 107. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. FES is currently evaluating the impact of this Statement on its financial statements.

SFAS 157 – “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157 that establishes how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. This Statement addresses the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. The key changes to current practice are: (1) the definition of fair value which focuses on an exit price rather than entry price; (2) the methods used to measure fair value such as emphasis that fair value is a market-based measurement, not an entity-specific measurement, as well as the inclusion of an adjustment for risk, restrictions and credit standing; and (3) the expanded disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. FES is currently evaluating the impact of this Statement on its financial statements.

EITF 06-10 – “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral
Split-Dollar Life Insurance Arrangements”

In March 2007, the EITF reached a final consensus on Issue 06-10 concluding that an employer should recognize a liability for the postretirement obligation associated with a collateral assignment split-dollar life insurance arrangement if, based on the substantive arrangement with the employee, the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit. The liability should be recognized in accordance with SFAS 106 if, in substance, a postretirement plan exists or APB 12 if the arrangement is, in substance, an individual deferred compensation contract. The EITF also reached a consensus that the employer should recognize and measure the associated asset on the basis of the terms of the collateral assignment arrangement. This pronouncement is effective for fiscal years beginning after December 15, 2007, including interim periods within those years. FES does not expect this pronouncement to have a material impact on its financial statements.

FIRSTENERGY SOLUTIONS CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)

REVENUES:
Electric sales to affiliates	$713,674	$611,565
Other	304,619	344,946
Total revenues	1,018,293	956,511

EXPENSES:
Fuel	233,535	253,413
Purchased power from non-affiliates	186,203	178,247
Purchased power from affiliates	76,483	63,475
Other operating expenses	263,596	309,000
Provision for depreciation	48,010	42,622
General taxes	21,718	20,047
Total expenses	829,545	866,804

OPERATING INCOME	188,748	89,707

OTHER INCOME (EXPENSE):
Miscellaneous income	19,732	7,362
Interest expense to affiliates	(29,446)	(40,775)
Interest expense - other	(17,358)	(3,548)
Capitalized interest	3,209	3,833
Total other expense	(23,863)	(33,128)

INCOME BEFORE INCOME TAXES	164,885	56,579

INCOME TAXES	62,381	19,378

NET INCOME	102,504	37,201

OTHER COMPREHENSIVE INCOME:
Pension and other postretirement benefits	(1,360)	-
Unrealized gain (loss) on derivative hedges	17,758	(1,796)
Unrealized gain on investments	17,450	28,217
Other comprehensive income	33,848	26,421
Income tax expense related to other comprehensive income	12,333	9,869
Other comprehensive income, net of tax	21,515	16,552

TOTAL COMPREHENSIVE INCOME	$124,019	$53,753

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FIRSTENERGY SOLUTIONS CORP.

CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
	2007	2006
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2	$2
Receivables-
Customers (less accumulated provisions of $7,756,000 and $7,938,000,
respectively, for uncollectible accounts)	128,310	129,843
Associated companies	306,317	235,532
Other (less accumulated provisions of $9,000 and $5,593,000,
respectively, for uncollectible accounts)	3,667	4,085
Notes receivable from associated companies	1,072,817	752,919
Materials and supplies, at average cost	478,609	460,239
Prepayments and other	70,439	57,546
	2,060,161	1,640,166
PROPERTY, PLANT AND EQUIPMENT:
In service	8,416,762	8,355,344
Less - Accumulated provision for depreciation	3,911,566	3,818,268
	4,505,196	4,537,076
Construction work in progress	423,976	339,886
	4,929,172	4,876,962
OTHER PROPERTY AND INVESTMENTS:
Nuclear plant decommissioning trusts	1,260,772	1,238,272
Long-term notes receivable from associated companies	62,900	62,900
Other	48,522	72,509
	1,372,194	1,373,681
DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	24,248	24,248
Property taxes	44,111	44,111
Pension assets	9,957	-
Other	41,946	39,839
	120,262	108,198
	$8,481,789	$7,999,007
LIABILITIES AND CAPITALIZATION
CURRENT LIABILITIES:
Currently payable long-term debt	$1,469,660	$1,469,660
Short-term borrowings-
Associated companies	969,928	1,022,197
Other	250,000	-
Accounts payable-
Associated companies	786,499	556,049
Other	127,245	136,631
Accrued taxes	102,732	113,231
Other	93,147	100,941
	3,799,211	3,398,709
CAPITALIZATION:
Common stockholder's equity-
Common stock, without par value, authorized 750 shares-
8 shares outstanding	1,751,008	1,050,302
Accumulated other comprehensive income	133,238	111,723
Retained earnings	799,232	697,338
Total common stockholder's equity	2,683,478	1,859,363
Long-term debt	869,444	1,614,222
	3,552,922	3,473,585
NONCURRENT LIABILITIES:
Accumulated deferred income taxes	149,718	121,449
Accumulated deferred investment tax credits	64,592	65,751
Asset retirement obligation	771,974	760,228
Retirement benefits	51,493	103,027
Property taxes	44,433	44,433
Other	47,446	31,825
	1,129,656	1,126,713
COMMITMENTS AND CONTINGENCIES (Note 7)
	$8,481,789	$7,999,007

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

FIRSTENERGY SOLUTIONS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$102,504	$37,201
Adjustments to reconcile net income to net cash from operating activities-
Provision for depreciation	48,010	42,622
Nuclear lease amortization	26,437	19,411
Deferred income taxes and investment tax credits, net	21,210	1,481
Investment impairment	4,169	-
Accrued compensation and retirement benefits	(8,297)	(4,981)
Commodity derivative transactions, net	537	51,152
Cash collateral, net	1,384	(8,227)
Pension trust contribution	(64,020)	-
Decrease (increase) in operating assets:
Receivables	(62,940)	46,584
Materials and supplies	10,580	(35,253)
Prepayments and other current assets	(1,440)	(2,293)
Increase (decrease) in operating liabilities:
Accounts payable	213,484	(45,927)
Accrued taxes	(2,913)	(34,283)
Accrued interest	2,930	631
Other	(2,750)	(14,096)
Net cash provided from operating activities	288,885	54,022

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
Equity contribution from parent	700,000	-
Short-term borrowings, net	197,731	91,285
Redemptions and Repayments-
Long-term debt	(745,444)	(542)
Net cash provided from financing activities	152,287	90,743

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(117,506)	(232,064)
Proceeds from nuclear decommissioning trust fund sales	167,922	345,450
Investments in nuclear decommissioning trust funds	(167,922)	(345,450)
Loan repayments from (loans to) associated companies, net	(319,898)	106,573
Other	(3,768)	(19,274)
Net cash used for investing activities	(441,172)	(144,765)

Net change in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	2	2
Cash and cash equivalents at end of period	$2	$2

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION

The consolidated financial statements include FES and its wholly owned subsidiaries, FGCO and NGC. FES is a wholly owned subsidiary of FirstEnergy. FirstEnergy also holds directly, or indirectly, all of the issued and outstanding common shares of its eight principal electric utility operating subsidiaries: OE, Penn, CEI, TE, ATSI, JCP&L, Met-Ed and Penelec. Penn is a wholly owned subsidiary of OE.

On December 28, 2006, the NRC approved the transfer of ownership in NGC from FirstEnergy to FES. Effective December 31, 2006, NGC is a wholly owned subsidiary of FES and a second tier subsidiary of FirstEnergy. FENOC continues to operate and maintain the nuclear generation assets. FES’ results in 2006 reflect all of the GAT changes and therefore, no allocations or adjustments, except for those related to the NGC corporate restructuring were reflected in the 2006 financial statements.

FES follows GAAP and complies with the regulations, orders, policies and practices prescribed by the SEC and the FERC. The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not indicative of results of operations for any future period.

These statements should be read in conjunction with the financial statements and notes included in FES’ 2006 Annual Report, which was furnished on FirstEnergy’s Form 8-K dated April, 20, 2007. The consolidated unaudited financial statements of FES reflect all normal recurring adjustments that, in the opinion of management, are necessary to fairly present results of operations for the interim periods.

FES operates in one business segment that provides energy-related products and services to wholesale and retail customers in Ohio, Pennsylvania, Michigan and Maryland. The segment also generates and sells power to meet all or a portion of the PLR requirements for FirstEnergy’s Ohio and Pennsylvania utility subsidiaries.

Unless otherwise indicated, defined terms used herein have the meanings set forth in the accompanying Glossary of Terms.

2.  DERIVATIVE INSTRUMENTS

FES is exposed to financial risks resulting from the fluctuation of interest rates and commodity prices, including prices for electricity, natural gas, coal and energy transmission. To manage the volatility relating to these exposures, FES uses a variety of derivative instruments, including forward contracts, options, futures contracts and swaps. The derivatives are used principally for hedging purposes. FirstEnergy's Risk Policy Committee, comprised of members of senior management, provides general management oversight to risk management activities throughout the Company. They are responsible for promoting the effective design and implementation of sound risk management programs. They also oversee compliance with corporate risk management policies and established risk management practices.

FES accounts for derivative instruments on its Consolidated Balance Sheet at their fair value unless they meet the normal purchase and normal sales criteria. Derivatives that meet those criteria are accounted for on the accrual basis. The changes in the fair value of derivative instruments that do not meet the normal purchase and normal sales criteria are recorded as other expense, as AOCI, or as part of the value of the hedged item, depending on whether or not it is designated as part of a hedge transaction, the nature of the hedge transaction and hedge effectiveness.

The net deferred losses of $1 million included in AOCI as of March 31, 2007, for derivative hedging activity, as compared to the December 31, 2006 balance of $10 million of net deferred gains, resulted from a net $4 million decrease related to current hedging activity and a $7 million decrease due to net hedge losses reclassified into earnings during the three months ended March 31, 2007. Based on current estimates, approximately $1 million (after tax) of the net deferred gains on derivative instruments in AOCI as of March 31, 2007 is expected to be reclassified to earnings during the next twelve months as hedged transactions occur. The fair value of these derivative instruments fluctuate from period to period based on various market factors.

3.  ASSET RETIREMENT OBLIGATIONS

FES has recognized applicable legal obligations under SFAS 143 for nuclear power plant decommissioning, reclamation of a sludge disposal pond and closure of two coal ash disposal sites. In addition, FES has recognized conditional retirement obligations (primarily for asbestos remediation) in accordance with FIN 47.

The ARO liability of $772 million as of March 31, 2007 primarily related to the nuclear decommissioning of the Beaver Valley, Davis-Besse and Perry nuclear generating facilities. The obligation to decommission these units was developed based on site specific studies performed by an independent engineer. FES utilized an expected cash flow approach to measure the fair value of the nuclear decommissioning ARO.

FES maintains nuclear decommissioning trust funds that are legally restricted for purposes of settling the nuclear decommissioning ARO. As of March 31, 2007, the fair value of the decommissioning trust assets was nearly $1.3 billion.

The following tables analyze changes to the ARO balance during the first quarters of 2007 and 2006, respectively.

ARO Reconciliation	2007	2006
	(In millions)
Balance, January 1	$760	$716
Accretion	12	12
Revisions in estimated cash flows	-	3
Balance, March 31	$772	$731

4.  PENSION AND OTHER POSTRETIREMENT BENEFITS

FirstEnergy provides noncontributory defined benefit pension plans that cover substantially all of its employees. The trusteed plans provide defined benefits based on years of service and compensation levels. The Company's funding policy is based on actuarial computations using the projected unit credit method. On January 2, 2007, FirstEnergy made a $300 million (FES’ share was $64 million) voluntary cash contribution to its qualified pension plan. Based on current projections, FirstEnergy believes that additional cash contributions will not be required before 2016. FirstEnergy also provides a minimum amount of noncontributory life insurance to retired employees in addition to optional contributory insurance. Health care benefits, which include certain employee contributions, deductibles and co-payments, are available upon retirement to employees hired prior to January 1, 2005, their dependents and, under certain circumstances, their survivors. FirstEnergy recognizes the expected cost of providing pension benefits and other postretirement benefits from the time employees are hired until they become eligible to receive those benefits. During 2006, FirstEnergy amended the health care plan effective in 2008 to cap the monthly contribution for many of the retirees and their spouses receiving subsidized health care coverage. In addition, FirstEnergy has obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

The components of FirstEnergy's net periodic pension cost and other postretirement benefit cost (including amounts capitalized) for the three months ended March 31, 2007 and 2006, consisted of the following:

	Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006
		(In millions)
Service cost	$21	$21	$5	$9
Interest cost	71	66	17	26
Expected return on plan assets	(112)	(99)	(13)	(12)
Amortization of prior service cost	2	2	(37)	(19)
Recognized net actuarial loss	10	15	12	14
Net periodic cost (credit)	$(8)	$5	$(16)	$18
FES’ share of net periodic cost (credit)	$1	$4	$(1)	$2

5.  INCOME TAXES

FES is included in FirstEnergy’s consolidated federal income tax return. The consolidated tax liability is allocated on a “stand-alone” company basis, with FES recognizing any tax losses or credits it contributes to the consolidated return. On January 1, 2007, FirstEnergy adopted FIN 48, which provides guidance for accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken on a company’s tax return. FIN 48 also provides guidance on derecognition, classification, interest, penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is to determine if it is more likely than not that a tax position will be sustained upon examination and should therefore be recognized. The second step is to measure a tax position that meets the more likely than not recognition threshold to determine the amount of income tax benefit to recognize in the financial statements.

As of January 1, 2007, the total amount of FirstEnergy’s unrecognized tax benefits allocated to FES was $14 million. FES recorded a $0.5 million cumulative effect adjustment to the January 1, 2007 balance of retained earnings to increase reserves for uncertain tax positions. Of the total amount of unrecognized income tax benefits, $6 million would favorably affect FES’ effective tax rate upon recognition. During the first quarter of 2007, there were no material changes to FES’ unrecognized tax benefits. The entire balance is included in other non-current liabilities.

FIN 48 also requires companies to recognize interest expense or income related to uncertain tax positions. That amount is computed by applying the applicable statutory interest rate to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken on the tax return. FES includes net interest and penalties in the provision for income taxes, consistent with its policy prior to implementing FIN 48. As of January 1, 2007, FES’ net amount of interest accrued was $2.7 million.  During the first quarter of 2007, there were no material changes to the amount of interest accrued.

FirstEnergy has tax returns that are under review at the audit or appeals level by the IRS and state tax authorities. All state jurisdictions are open from 2001-2006. The IRS began reviewing returns for the years 2001-2003 in July 2004 and several items are under appeal. The federal audit for years 2004 and 2005 began in June 2006 and is not expected to close before December 2007. The IRS began auditing the year 2006 in April 2006 under its Compliance Assurance Process experimental program, and is not expected to close before December 2007. Management believes that adequate reserves have been recognized, and final settlement of these audits is not expected to have a material adverse effect on FES’ financial condition or results of operations.

6.  POWER SUPPLY AGREEMENTS WITH REGULATED AFFILIATES

Met-Ed and Penelec have been purchasing a portion of their PLR requirements from FES through a partial requirements wholesale power sales agreement and various amendments. Under these agreements, FES retained the supply obligation and the supply profit and loss risk for the portion of power supply requirements not self-supplied by Met-Ed and Penelec. The FES agreements have reduced Met-Ed's and Penelec's exposure to high wholesale power prices by providing power at a fixed price for their uncommitted PLR capacity and energy costs during the term of these agreements with FES.

On April 7, 2006, the parties entered into a tolling agreement that arose from FES’ notice to Met-Ed and Penelec that FES elected to exercise its right to terminate the partial requirements agreement effective midnight December 31, 2006. On November 29, 2006, Met-Ed, Penelec and FES agreed to suspend the April 7 tolling agreement pending resolution of the PPUC’s proceedings regarding the Met-Ed and Penelec comprehensive transition rate cases filed April 10, 2006. Separately, on September 26, 2006, Met-Ed and Penelec successfully conducted a competitive RFP for a portion of their PLR obligation for the period December 1, 2006 through December 31, 2008. FES was one of the successful bidders in that RFP process and on September 26, 2006 entered into a supplier master agreement to supply a certain portion of Met-Ed’s and Penelec’s PLR requirements at market prices that substantially exceed the fixed price in the partial requirements agreements.

Based on the outcome of the 2006 comprehensive transition rate filing, Met-Ed, Penelec and FES agreed to restate the partial requirements power sales agreement effective January 1, 2007. The restated agreement incorporates the same fixed price for residual capacity and energy supplied by FES as in the prior arrangements between the parties, and automatically extends for successive one year terms unless any party gives 60 days’ notice prior to the end of the year. The restated agreement allows Met-Ed and Penelec to sell the output of NUG generation to the market and requires FES to provide energy at fixed prices to replace any NUG energy thus sold to the extent needed for Met-Ed and Penelec to satisfy their PLR obligations. The parties have also separately terminated the tolling, suspension and supplier master agreements in connection with the restatement of the partial requirements agreement. Accordingly, the energy that would have been supplied under the supplier master agreement will now be provided under the restated partial requirements agreement.

As a result of Penn’s PLR competitive solicitation process approved by the PPUC for the period January 1, 2007 through May 31, 2008, FES was selected as the winning bidder for a number of the tranches for individual customer classes. The balance of the tranches is supplied by unaffiliated power suppliers. On October 2, 2006, FES filed an application with the FERC under Section 205 of the Federal Power Act for authorization to make these affiliate sales to Penn. This filing was accepted by the FERC on November 15, 2006, and no request for rehearing was filed.

7.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

(A)         ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FirstEnergy, FES and their respective subsidiaries with regard to air and water quality and other environmental matters. The effects of compliance on FES with regard to environmental matters could have a material adverse effect on its earnings and competitive position to the extent that it competes with companies that are not subject to such regulations and therefore do not bear the risk of costs associated with compliance, or failure to comply, with such regulations. Overall, FES believes it is in compliance with existing regulations but is unable to predict future changes in regulatory policies and what, if any, the effects of such changes would be. FES estimates additional capital expenditures for environmental compliance of approximately $1.8 billion for 2007 through 2011.

FES accrues environmental liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. Unasserted claims are reflected in FES’ determination of environmental liabilities and are accrued in the period that they become both probable and reasonably estimable.

Clean Air Act Compliance

FES is required to meet federally-approved SO2 emissions regulations. Violations of such regulations can result in shutdown of the generating unit involved and/or civil or criminal penalties of up to $32,500 for each day the unit is in violation. The EPA has an interim enforcement policy for SO2 regulations in Ohio that allows for compliance based on a 30-day averaging period. FES believes it is currently in compliance with this policy, but cannot predict what action the EPA may take in the future with respect to the interim enforcement policy.

The EPA Region 5 issued a Finding of Violation and NOV to the Bay Shore Power Plant dated June 15, 2006 alleging violations to various sections of the Clean Air Act. FES has disputed those alleged violations based on its Clean Air Act permit, the Ohio SIP and other information provided at an August 2006 meeting with the EPA. The EPA has several enforcement options (administrative compliance order, administrative penalty order, and/or judicial, civil or criminal action) and has indicated that such option may depend on the time needed to achieve and demonstrate compliance with the rules alleged to have been violated. TE, an affiliated company, owned the Bay Shore Power Plant at the time of the alleged violation.  FES now owns and operates the plant.

FES complies with SO2 reduction requirements under the Clean Air Act Amendments of 1990 by burning lower-sulfur fuel, generating more electricity from lower-emitting plants, and/or using emission allowances. NOX reductions required by the 1990 Amendments are being achieved through combustion controls and the generation of more electricity at lower-emitting plants. In September 1998, the EPA finalized regulations requiring additional NOX reductions at FES' facilities. The EPA's NOX Transport Rule imposes uniform reductions of NOX emissions (an approximate 85% reduction in utility plant NOX emissions from projected 2007 emissions) across a region of nineteen states (including Michigan, New Jersey, Ohio and Pennsylvania) and the District of Columbia based on a conclusion that such NOX emissions are contributing significantly to ozone levels in the eastern United States. FES believes its facilities are also complying with the NOX budgets established under SIPs through combustion controls and post-combustion controls, including Selective Catalytic Reduction and Selective Non-Catalytic Reduction systems, and/or using emission allowances.

On May 22, 2007, FirstEnergy and FGCO received a notice letter, required 60 days prior to the filing of a citizen suit under the federal Clean Air Act, alleging violations of air pollution laws at the Mansfield Plant, including opacity limitations. Prior to the receipt of this notice, the Mansfield Plant was subject to a Consent Order and Agreement with the Pennsylvania Department of Environmental Protection concerning opacity emissions under which efforts to achieve compliance with the applicable laws will continue.

National Ambient Air Quality Standards

In July 1997, the EPA promulgated changes in the NAAQS for ozone and fine particulate matter. In March 2005, the EPA finalized the CAIR covering a total of 28 states (including Michigan, New Jersey, Ohio and Pennsylvania) and the District of Columbia based on proposed findings that air emissions from 28 eastern states and the District of Columbia significantly contribute to non-attainment of the NAAQS for fine particles and/or the "8-hour" ozone NAAQS in other states. CAIR provided each affected state until 2006 to develop implementing regulations to achieve additional reductions of NOX and SO2 emissions in two phases (Phase I in 2009 for NOX, 2010 for SO2 and Phase II in 2015 for both NOX and SO2). FES’ Michigan, Ohio and Pennsylvania fossil-fired generation facilities will be subject to caps on SO2 and NOX emissions. According to the EPA, SO2 emissions will be reduced by 45% (from 2003 levels) by 2010 across the states covered by the rule, with reductions reaching 73% (from 2003 levels) by 2015, capping SO2 emissions in affected states to just 2.5 million tons annually. NOX emissions will be reduced by 53% (from 2003 levels) by 2009 across the states covered by the rule, with reductions reaching 61% (from 2003 levels) by 2015, achieving a regional NOX cap of 1.3 million tons annually. The future cost of compliance with these regulations may be substantial and will depend on how they are ultimately implemented by the states in which FES operates affected facilities.

Mercury Emissions

In December 2000, the EPA announced it would proceed with the development of regulations regarding hazardous air pollutants from electric power plants, identifying mercury as the hazardous air pollutant of greatest concern. In March 2005, the EPA finalized the CAMR, which provides a cap-and-trade program to reduce mercury emissions from coal-fired power plants in two phases. Initially, mercury emissions will be capped nationally at 38 tons by 2010 (as a "co-benefit" from implementation of SO2 and NOX emission caps under the EPA's CAIR program). Phase II of the mercury cap-and-trade program will cap nationwide mercury emissions from coal-fired power plants at 15 tons per year by 2018. However, the final rules give states substantial discretion in developing rules to implement these programs. In addition, both the CAIR and the CAMR have been challenged in the United States Court of Appeals for the District of Columbia. FES’ future cost of compliance with these regulations may be substantial and will depend on how they are ultimately implemented by the states in which FES operates affected facilities.

The model rules for both CAIR and CAMR contemplate an input-based methodology to allocate allowances to affected facilities. Under this approach, allowances would be allocated based on the amount of fuel consumed by the affected sources. FES would prefer an output-based generation-neutral methodology in which allowances are allocated based on megawatts of power produced, allowing new and non-emitting generating facilities (including renewables and nuclear) to be entitled to their proportionate share of the allowances. Consequently, FES will be disadvantaged if these model rules were implemented as proposed because FES’ substantial reliance on non-emitting (largely nuclear) generation is not recognized under the input-based allocation.

Pennsylvania has submitted a new mercury rule for EPA approval that does not provide a cap and trade approach as in the CAMR, but rather follows a command and control approach imposing emission limits on individual sources. Pennsylvania’s mercury regulation would deprive FES of mercury emission allowances that were to be allocated to the Mansfield Plant under the CAMR and that would otherwise be available for achieving FES system-wide compliance. It is anticipated that compliance with these regulations, if approved by the EPA and implemented, would not require the addition of mercury controls at Mansfield, FES’ only Pennsylvania power plant, until 2015, if at all.

W. H. Sammis Plant

In 1999 and 2000, the EPA issued NOV or compliance orders to nine utilities alleging violations of the Clean Air Act based on operation and maintenance of 44 power plants, including the W. H. Sammis Plant, which was owned at that time by OE and Penn, and is now owned by FGCO. In addition, the DOJ filed eight civil complaints against various investor-owned utilities, including a complaint against OE and Penn in the U.S. District Court for the Southern District of Ohio. These cases are referred to as the New Source Review cases.

On March 18, 2005, OE and Penn announced that they had reached a settlement with the EPA, the DOJ and three states (Connecticut, New Jersey, and New York) that resolved all issues related to the New Source Review litigation. This settlement agreement, which is in the form of a consent decree, was approved by the Court on July 11, 2005, and requires reductions of NOX and SO2 emissions at the W. H. Sammis Plant and other FES coal-fired plants through the installation of pollution control devices and provides for stipulated penalties for failure to install and operate such pollution controls in accordance with that agreement. Consequently, if FirstEnergy fails to install such pollution control devices, for any reason, including, but not limited to, the failure of any third-party contractor to timely meet its delivery obligations for such devices, FGCO and its affiliates, OE and Penn, could be exposed to penalties under the Sammis NSR Litigation consent decree. Capital expenditures necessary to complete requirements of the Sammis NSR Litigation are currently estimated to be $1.5 billion ($400 million of which is expected to be spent in 2007, with the largest portion of the remaining $1.1 billion expected to be spent in 2008 and 2009).

The Sammis NSR Litigation consent decree also requires FGCO and its affiliates, OE and Penn, to spend up to $25 million toward environmentally beneficial projects, $14 million of which is satisfied by entering into 93 MW (or 23 MW if federal tax credits are not applicable) of wind energy purchased power agreements with a 20-year term. An initial 16 MW of the 93 MW consent decree obligation was satisfied during 2006.

On August 26, 2005, FGCO entered into an agreement with Bechtel Power Corporation under which Bechtel will engineer, procure, and construct air quality control systems for the reduction of SO2 emissions. FGCO also entered into an agreement with B&W on August 25, 2006 to supply flue gas desulfurization systems for the reduction of SO2 emissions. SCR systems for the reduction of NOx emissions also are being installed at the W.H. Sammis Plant under a 1999 agreement with B&W.

Climate Change

In December 1997, delegates to the United Nations' climate summit in Japan adopted an agreement, the Kyoto Protocol, to address global warming by reducing the amount of man-made GHG emitted by developed countries by 5.2% from 1990 levels between 2008 and 2012. The United States signed the Kyoto Protocol in 1998 but it failed to receive the two-thirds vote required for ratification by the United States Senate. However, the Bush administration has committed the United States to a voluntary climate change strategy to reduce domestic GHG intensity – the ratio of emissions to economic output – by 18% through 2012. At the international level, efforts have begun to develop climate change agreements for post-2012 GHG reductions. The EPACT established a Committee on Climate Change Technology to coordinate federal climate change activities and promote the development and deployment of GHG reducing technologies.

At the federal level, members of Congress have introduced several bills seeking to reduce emissions of GHG in the United States.  State activities, primarily the northeastern states participating in the Regional Greenhouse Gas Initiative and western states led by California, have coordinated efforts to develop regional strategies to control emissions of certain GHGs.

On April 2, 2007, the United States Supreme Court found that the EPA has the authority to regulate CO2 emissions from automobiles as “air pollutants” under the Clean Air Act. Although this decision did not address CO2 emissions from electric generating plants, the EPA has similar authority under the Clean Air Act to regulate “air pollutants” from those and other facilities.

FES cannot currently estimate the financial impact of climate change policies, although potential legislative or regulatory programs restricting CO2 emissions could require significant capital and other expenditures. The CO2 emissions per KWH of electricity generated by FES is lower than many regional competitors due to its diversified generation sources, which include low or non-CO2 emitting gas-fired and nuclear generators.

Clean Water Act

Various water quality regulations, the majority of which are the result of the federal Clean Water Act and its amendments, apply to FES' plants. In addition, Ohio, New Jersey and Pennsylvania have water quality standards applicable to FES’ operations. As provided in the Clean Water Act, authority to grant federal National Pollutant Discharge Elimination System water discharge permits can be assumed by a state. Ohio, New Jersey and Pennsylvania have assumed such authority.

On September 7, 2004, the EPA established new performance standards under Section 316(b) of the Clean Water Act for reducing impacts on fish and shellfish from cooling water intake structures at certain existing large electric generating plants. The regulations call for reductions in impingement mortality, when aquatic organisms are pinned against screens or other parts of a cooling water intake system, and entrainment, which occurs when aquatic life is drawn into a facility's cooling water system. On January 26, 2007, the federal Court of Appeals for the Second Circuit remanded portions of the rulemaking dealing with impingement mortality and entrainment back to EPA for further rulemaking and eliminated the restoration option from EPA’s regulations.  FES is conducting comprehensive demonstration studies, due in 2008, to determine the operational measures or equipment, if any, necessary for compliance by its facilities with the performance standards. FES is unable to predict the outcome of such studies or changes in these requirements from the remand to EPA. Depending on the outcome of such studies and EPA’s further rulemaking, the future cost of compliance with these standards may require material capital expenditures.

Regulation of Hazardous Waste

As a result of the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act of 1976, federal and state hazardous waste regulations have been promulgated. Certain fossil fuel combustion waste products, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA's evaluation of the need for future regulation. The EPA subsequently determined that regulation of coal ash as a hazardous waste is unnecessary. In April 2000, the EPA announced that it will develop national standards regulating disposal of coal ash under its authority to regulate nonhazardous waste.

Under NRC regulations, FES and its affiliates, OE and TE, must ensure that adequate funds will be available to decommission their nuclear facilities in proportion to their respective ownership or leased interest in the nuclear units. As of March 31, 2007, NGC had approximately $1.3 billion invested in external trusts to be used for the decommissioning and environmental remediation of Davis-Besse, Beaver Valley and Perry. As part of the application to the NRC to transfer the ownership of these nuclear facilities to NGC, FirstEnergy agreed to contribute another $80 million to these trusts by 2010; $63 million of which has been recognized as a note receivable from Penn on FES’ Consolidated Balance Sheet. Consistent with NRC guidance, utilizing a “real” rate of return on these funds of approximately 2% over inflation, these trusts are expected to exceed the minimum decommissioning funding requirements set by the NRC. Conservatively, these estimates do not include any rate of return that the trusts may earn over the 20-year plant useful life extensions that FirstEnergy plans to seek for these facilities.

(B)                 OTHER LEGAL PROCEEDINGS

Nuclear Plant Matters

On August 12, 2004, the NRC notified FENOC that it would increase its regulatory oversight of the Perry Nuclear Power Plant as a result of problems with safety system equipment over the preceding two years and the licensee's failure to take prompt and corrective action. On April 4, 2005, the NRC held a public meeting to discuss FENOC’s performance at the Perry Nuclear Power Plant as identified in the NRC's annual assessment letter to FENOC. Similar public meetings are held with all nuclear power plant licensees following issuance by the NRC of their annual assessments. According to the NRC, overall the Perry Nuclear Power Plant operated "in a manner that preserved public health and safety" even though it remained under heightened NRC oversight. During the public meeting and in the annual assessment, the NRC indicated that additional inspections will continue and that the plant must improve performance to be removed from the Multiple/Repetitive Degraded Cornerstone Column of the Action Matrix.

On September 28, 2005, the NRC sent a CAL to FENOC describing commitments that FENOC had made to improve the performance at the Perry Nuclear Power Plant and stated that the CAL would remain open until substantial improvement was demonstrated. The CAL was anticipated as part of the NRC's Reactor Oversight Process. By two letters dated March 2, 2007, the NRC closed the Confirmatory Action Letter commitments for Perry, the two outstanding white findings, and crosscutting issues.  Moreover, the NRC removed Perry from the Multiple Degraded Cornerstone Column of the NRC Action Matrix and placed the plant in the Licensee Response Column (routine agency oversight).

On April 30, 2007, the Union of Concerned Scientists (UCS) filed a petition with the NRC under Section 2.206 of the NRC’s regulations based on an expert witness report that FENOC developed for an unrelated insurance arbitration.  In December 2006, the expert witnesses for FENOC prepared a report that analyzed the crack growth rates in control rod drive mechanism penetrations and wastage of the former reactor pressure vessel head at Davis-Besse. Citing the findings in the expert witnesses' report, the Section 2.206 petition requested that: (1) Davis-Besse be immediately shut down; (2) that the NRC conduct an independent review of the consultant's report and that all pressurized water reactors be shut down until remedial actions can be implemented; and (3) that Davis-Besse’s operating license be revoked.

In a letter dated May 4, 2007, the NRC stated that "the current inspection requirements are sufficient to detect degradation of a reactor pressure vessel head penetration nozzles prior to the development of significant head wastage even if the assumptions and conclusions in the [expert witness] report relating to the wastage of the head at Davis-Besse were applied to all pressurized water reactors."  The NRC also indicated that while they are developing a more complete response to the UCS' petition, “the staff informed UCS that, as an initial matter, it has determined that no immediate action with respect to Davis-Besse or other nuclear plant is warranted.” On May 14, 2007, the Office of Enforcement of the NRC issued a Demand for Information to FENOC following FENOC’s reply to an April 2, 2007 NRC request for information about the expert witnesses’ report.  The NRC indicated that this information is needed for the NRC “to determine whether an Order or other action should be taken pursuant to 10 CFR 2.202, to provide reasonable assurance that FENOC will continue to operate its licensed facilities in accordance with the terms of its licenses and the Commission’s regulations.”  FENOC was directed to submit the information to the NRC within 30 days.  FENOC intends to comply with this Demand for Information. FirstEnergy can provide no assurances as to the ultimate resolution of this matter.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to FES’ normal business operations pending against FES and its subsidiaries, the most significant of which are described above.

If it were ultimately determined that FES or its subsidiaries have legal liability or are otherwise made subject to liability based on the above matters, it could have a material adverse effect on FES’ or its subsidiaries' financial condition, results of operations and cash flows.

8.  NEW ACCOUNTING STANDARDS AND INTERPRETATIONS

SFAS 159 – “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS 159, which provides companies with an option to report selected financial assets and liabilities at fair value. The Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. The Standard also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. This guidance does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 and SFAS 107. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. FES is currently evaluating the impact of this Statement on its financial statements.

SFAS 157 – “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157 that establishes how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. This Statement addresses the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. The key changes to current practice are: (1) the definition of fair value which focuses on an exit price rather than entry price; (2) the methods used to measure fair value such as emphasis that fair value is a market-based measurement, not an entity-specific measurement, as well as the inclusion of an adjustment for risk, restrictions and credit standing; and (3) the expanded disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. FES is currently evaluating the impact of this Statement on its financial statements.

EITF 06-10 – “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral
Split-Dollar Life Insurance Arrangements”

In March 2007, the EITF reached a final consensus on Issue 06-10 concluding that an employer should recognize a liability for the postretirement obligation associated with a collateral assignment split-dollar life insurance arrangement if, based on the substantive arrangement with the employee, the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit. The liability should be recognized in accordance with SFAS 106 if, in substance, a postretirement plan exists or APB 12 if the arrangement is, in substance, an individual deferred compensation contract.  The EITF also reached a consensus that the employer should recognize and measure the associated asset on the basis of the terms of the collateral assignment arrangement. This pronouncement is effective for fiscal years beginning after December 15, 2007, including interim periods within those years. FES does not expect this pronouncement to have a material impact on its financial statements.